Exhibit 5.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

December 15, 2004

The Pep Boys – Manny, Moe & Jack

The Pep Boys Manny, Moe & Jack of California

Pep Boys – Manny, Moe & Jack of Delaware, Inc.

Pep Boys – Manny, Moe & Jack of Puerto Rico, Inc.

c/o The Pep Boys – Manny, Moe & Jack

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

RE:         The Pep Boys – Manny, Moe & Jack, Registration Statement on Form S-3 (No. 333-109625) and Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933 (No. 333-121091)

Ladies and Gentlemen:

We have acted as counsel to The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), The Pep Boys Manny Moe & Jack of California, a California corporation (“PBY—CA”), Pep Boys—Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBY—DE”), and Pep Boys—Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation (collectively with PBY—CA and PBY—DE, the “Guarantors”), in connection with the offering and sale of $200,000,000 aggregate principal amount of  7.5% Senior Subordinated Notes due 2014 (the “Securities”) under a Registration Statement on Form S-3 (File No. 333-109625) and a Registration Statement pursuant to Rule 462(b) (No. 333-121901) (collectively, the “Registration Statements”), both of which were filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

The Securities are guaranteed by the Guarantors.  The Securities and related guarantees (the “Guarantees”) are issued under an Indenture dated as of December 14, 2004 (the “Indenture”) among the Company and Wachovia Bank, National Association, as trustee (the “Trustee”) and a Supplemental Indenture dated as of December 14, 2004, among the Company, the Guarantors and the Trustee.

In connection with this opinion letter, we have examined the Registration Statements, the Indenture, the Supplemental Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation, Certificates of Incorporation and Bylaws of the Company and the Guarantors and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture and Supplemental Indenture are duly authorized, executed and delivered by the Trustee, that the Indenture and Supplemental Indenture constitute legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and Supplemental Indenture.

Based upon the foregoing, we are of the opinion that the Securities and the Guarantees have been executed by duly authorized officers of the Company and the Guarantors, respectively, as provided in the Indenture and Supplemental Indenture, and the Securities and the Guarantees constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity including concepts of materiality, reasonableness, good faith and fair dealing.

Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered.  We express no opinion herein as to the enforceability of any provisions of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.

The opinions expressed herein are limited to the laws of the State of New York, the Delaware General Corporation Law, the laws of the Commonwealth of Pennsylvania and the California Corporations Code and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statements and to the reference to us under the caption “Validity of Securities” in the prospectus included in, or incorporated by reference in, the Registration Statements.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP